AGREEMENT OF JOINT FILING

OF SCHEDULE 13D AND ALL FUTURE AMENDMENTS TO

SCHEDULE 13D

(TCW Spirit Direct Lending LLC)

Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13D to which this Agreement is attached, and any amendments to the Statement on Schedule 13D (the “Schedule 13D”) with respect to the Limited Liability Company Units of TCW Spirit Direct Lending LLC which may be deemed necessary, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Statement on the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 1, 2024.

MOTOR TRADES ASSOCIATION OF AUSTRALIA SUPERANNUATION FUND PTY LTD.

By:	/s/ Ross Barry

Its:	Authorized Signatory

SPIRIT SUPER

By: Motor Trades Association of Australia Superannuation Fund Pty Ltd. as trustee for Spirit Super

By:	/s/ Ross Barry

Its:	Authorized Signatory